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                                                                  Exhibit 10.39

                              EMPLOYMENT AGREEMENT


                  This EMPLOYMENT AGREEMENT (this "Agreement"), dated as of March 12, 1999, is made and entered into by and between CMAC Investment Corporation, a Delaware corporation (the "Company"), and Roy J. Kasmar (the "Executive").

                                    RECITALS:

                  WHEREAS, Amerin Corporation, a Delaware corporation ("Amerin"), will merge with and into the Company (the "Merger") pursuant to an Agreement and Plan of Merger, dated as of November 22, 1998 (the "Merger Agreement");

                  WHEREAS, the Executive is entitled to receive certain benefits pursuant to a Severance Agreement, dated as of September 17, 1997, by and between the Executive and Amerin (the "Severance Agreement"), under certain circumstances as a result of the Merger;

                  WHEREAS, the Company desires to retain the Executive to render managerial services to the Company and its Subsidiaries (as defined below) and the Executive desires to render such services;

                  WHEREAS, upon the consummation of the Merger, the Executive and the Company desire to terminate the Severance Agreement; and

                  WHEREAS, the Company and the Executive desire to set forth herein the terms and conditions on which the Company will employ the Executive, and the Executive will accept employment with the Company.

                  NOW, THEREFORE, in consideration of the mutual premises, agreements and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                  1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

                  (a) "Base Pay" means $375,000 or such higher annual base salary as in effect for the Executive on or prior to the Termination Date.

                  (b) "Board" means the Board of Directors of the Company.
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                  (c) "Cause" means that, prior to any termination pursuant to
         Section 8(b), the Executive shall have committed:

                           (i) an intentional act of fraud, embezzlement or
                  theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

                           (ii) intentional wrongful damage to property of the
                  Company or any Subsidiary;

                           (iii) intentional wrongful disclosure of secret
                  processes or confidential information of the Company or any Subsidiary; or

                           (iv) intentional wrongful engagement in any
                  Competitive Activity;

                  and any such act shall have been materially harmful to the Company. For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done or omitted to be done by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" as herein defined and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

                  (d) "Competitive Activity" means the Executive's participation, without the written consent of an officer of the Company, in the management of any other mortgage guaranty insurance company or any majority or sole owner of any mortgage guaranty insurance company, including becoming an employee, owner (except for passive investments of not more than one percent of the outstanding shares of, or any other equity interest in, any company or entity listed or traded on a national securities exchange or in an over-the-counter security market), officer, agent, consultant or director of any such company or owner thereof.
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                  (e) "Employee Benefits" mean the perquisites, benefits and service credit for benefits as provided under any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which the Executive is entitled to participate, including, without limitation, any stock option, stock purchase, stock appreciation, savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements.

                  (f) "Incentive Pay" means an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation, in addition to Base Pay, made or to be made in regard to services rendered in any calendar year pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar agreement, policy, plan, program or arrangement (whether or not funded) of the Company.

                  (g) "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

                  (h) "Termination Date" means the date on which the Executive's employment is terminated, the effective date of which shall be the date of termination, or such other date that may be specified by the Executive if the termination is pursuant to Section 8(b).

                  (i) "Voting Stock" means securities entitled to vote generally in the election of directors.

                  2. Employment. Effective upon the consummation of the Merger, the Company hereby employs the Executive, and the Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth in this Agreement.

                  3. Position and Duties. The Executive shall be employed as the President and Chief Operating Officer of the Company. The Executive shall devote substantially all of his business time and attention to the performance of his duties hereunder, it being understood that he may, in his discretion and subject to not interfering with his duties hereunder, devote time to other activities. Subject to the authority of the Board and the Chief Executive Officer, the Executive shall be responsible for the day-to-day nationwide general operation, management and administration of all business of the Company and its Subsidiaries, including, without limitation, as set forth in the By-laws of the Company. The Executive shall report to the Chief Executive Officer of the Company. The Executive has been elected as a member of the Board, effective as of the date hereof. The Company shall cause the Executive to be included in any slate of


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directors to be nominated for election to the Board (as a nominee of Amerin while Amerin separately nominates directors pursuant to the terms of the Merger Agreement) as of the date hereof and for successive terms while he is employed by the Company.

                  4. Term of Employment. The term of the Executive's employment hereunder shall commence as of the effective date of the Merger (the "Commencement Date") and shall continue thereafter for a period of two (2) years following the Commencement Date unless earlier terminated in accordance with the provisions hereof.

                  5. Compensation. As compensation for all services rendered by the Executive under this Agreement, the Company shall pay the Executive compensation as follows:

                  (a) Annual Compensation. For all services rendered by the Executive during his employment under this Agreement, beginning on the Commencement Date, the Company shall pay the Executive an annual base salary in an amount not less than $375,000 per annum, payable in substantially equal bi-weekly installments. The Executive's annual salary shall be subject to review before January 1 of each year by the Board for possible merit increase. Any merit increase would be effective on or about January 1st of the following year.

                  (b) Target Bonus. The Company shall provide the Executive with a target bonus in an amount equal to (i) $475,000 for the period beginning on the Commencement Date and ending on December 31, 1999,
         (ii) $475,000 for the calendar year 2000, and (iii) a pro rated portion of $475,000 for the period beginning on January 1, 2001 and ending on the last day of the term of this Agreement, subject to adjustment in each case in accordance with the penultimate sentence of this clause
         (b) (the "Target"), to be earned based on the Company's annual performance determined in accordance with specified targets established by the Board of Directors in the normal running of the Company's business..

                  Notwithstanding anything to the contrary contained herein, the Company shall pay the Executive a minimum of 50% of the Target in respect of the period commencing on the Commencement Date and ending on December 31, 1999 and in respect of the period commencing on January 1, 2000 and ending on December 31, 2000. The Company shall calculate and pay the bonus in January or February of the calendar year following the year in which the bonus was earned. The Executive shall be eligible for the full target bonus for 1999 without regard to the fact that his employment with the Company will not begin before the Commencement Date. If the Executive's employment terminates at or before the end of the term of this Agreement for any reason other than for Cause, the Executive will receive a pro rated bonus for the year in which his termination occurs as follows:


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                           (i) If the Company terminates the Executive's
                  employment other than for Cause, or if the Executive terminates pursuant to Section 8(b), the Executive shall receive a prorated portion of 50% of the Target for the applicable period in which his termination occurs if the Company is not meeting the performance objectives for the bonus at the date of the termination of the Executive's employment.

                           (ii) If the Company terminates the Executive's
                  employment other than for Cause, or if the Executive terminates pursuant to Section 8(b) the Executive shall receive a prorated portion of the Target then in effect (as if fully earned) for the applicable period in which his termination occurs if the Company is meeting the performance objectives for the bonus at the date of the termination of the Executive's employment.

                           (iii) If the Executive terminates his employment for
                  any reason other than for Cause or pursuant to Section 8(b), the Executive shall receive a prorated portion of 50% of the Target for the applicable period in which his termination occurs.

                           (iv) The foregoing prorations shall be based on the
                  number of days within the applicable period that the Executive was employed by the Company. The pro rated bonus will be paid within thirty (30) days after the Executive's employment terminates.

The Executive's target bonus shall be subject to review before January 1 of each year by the Board for possible merit increase. Any merit increase would be effective on or about January 1st of the following year.

                  (c) Other Benefits. The Executive shall be entitled to participate in those benefits available to the senior executive officers of the Company. The Executive shall be entitled to the vacation policy that applies to the senior executive officers of the Company. The Company shall give the Executive a car allowance, a country club membership and parking, in each case, on a basis equivalent to the senior executive officers of the Company.

                  6. Relocation.

                  (a) In Connection with the Merger. During the term of this Agreement, the Company shall, within thirty (30) calendar days of the Executive's request, cause a relocation company selected and paid for by the Company to purchase the Executive's house and property located at 13 Ambriance, Burr Ridge, Illinois 60521 (the "Executive's Home") for an amount in cash equal to their then fair market value to



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         be mutually determined by the relocation company and the Executive and shall pay the Executive $75,000 to cover miscellaneous expenses in connection with such sale. In connection with the Executive's relocation to the Philadelphia, Pennsylvania area, the Company shall pay in cash, within five (5) calendar days after the Executive's request and the Company's receipt of documentation of expenses, all (i) expenses of moving household goods and vehicles, (ii) costs for temporary storage of household goods and vehicles for up to twelve (12) months, (iii) reimbursement for reasonable temporary living expenses up to $60,000, (iv) duplicate interest expenses, if any, with respect to the Executive's Home and his new home in the Philadelphia area for up to six (6) months, (v) expenses related to house hunting trips, and
         (vi) fees and commissions relating to the Executive's purchase of a new home and the sale of the Executive's Home. The Company shall, within five (5) calendar days after the Executive's request and the Company's receipt of documentation of expenses, pay the Executive a tax gross-up payment for the relocation benefits described in this Section 6(a) in an amount necessary to make the after-tax benefit received by the Executive (taking into account the effect of both income taxes and any Excise Tax (as defined under Section 10(a) of this Agreement)) in respect of these relocation benefits equal to the pre-tax benefit of the payments to the Executive under this Section 6(a).

                  (b) Upon Termination. If the Executive's employment terminates other than for Cause during the term of this Agreement, and the Executive moves out of the Philadelphia, Pennsylvania area, the Company shall cause a relocation company selected and paid for by the Company to purchase the Executive's house and property in the Philadelphia, Pennsylvania area for an amount in cash equal to their then fair market value to be mutually determined by the relocation company and the Executive and shall pay the Executive $75,000 to cover miscellaneous expenses in connection with such sale within thirty (30) calendar days of the Executive's request, which request may occur at any time within six (6) months of the termination of the Executive's employment. To the extent more favorable to the Executive than as set forth herein, "Cause" shall have the meaning assigned to such term in any severance arrangement entered into between the Company and the Chief Executive Officer of the Company.

                  (c) The parties acknowledge that the relocation company may require withholding of amounts required to correct problems noted in the inspection of the Executive's Home.

                  7. Insurance. The Company shall provide to the Executive life insurance and disability insurance to the same extent as provided to the Chief Executive Officer of the Company and shall reimburse the Executive for the premiums paid by Executive in respect thereof to the same extent as provided to the Chief Executive Officer.


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                  8. Termination.

                  (a) The Executive's employment may be terminated by the Company during the term of this Agreement and the Executive shall be entitled to benefits provided by Section 9 unless such termination is the result of the occurrence of one or more of the following events:

                           (i) The Executive's death;

                           (ii) If the Executive becomes permanently disabled
                  within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan of the Company then in effect for, or applicable to, the Executive; or

                           (iii) Cause.

                  If, during the term of this Agreement, the Executive's employment is terminated by the Company or any Subsidiary other than pursuant to Section 8(a)(i), 8(a)(ii) or 8(a)(iii), the Executive shall be entitled to the benefits provided by Section 9 hereof.

                  (b) The Executive may terminate employment with the Company and any Subsidiary during the term of this Agreement with the right to the benefits as provided in Section 9 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause as hereinabove provided, for such termination exists or has occurred, including without limitation other employment):

                           (i) Failure to elect or reelect or otherwise to
                  maintain the Executive in the office or the position, or a substantially equivalent office or position, of or with the Company and/or a Subsidiary, as the case may be, which the Executive holds upon the effective date of the Merger pursuant to this Agreement, or the removal of the Executive as a Director of the Company (or any successor thereto);

                           (ii) (A) A significant adverse change in the nature
                  or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Company and/or any Subsidiary which the Executive holds upon the effective date of the Merger pursuant to this Agreement,
                  (B) a reduction in the aggregate of the Executive's Base Pay and Incentive Pay received from the Company and any Subsidiary, or (C) the termination or denial of the Executive's rights to Employee Benefits or a reduction in the scope or value thereof (except that the level of any such Employee Benefits may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits), any of which is not remedied by the Company within



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                  ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

                           (iii) The liquidation, dissolution, merger,
                  consolidation or reorganization of the Company or transfer of all or substantially all of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization, transfer or otherwise) to which all or substantially all of its business and/or assets have been transferred (directly or by operation of law) assumed all duties and obligations of the Company under this Agreement pursuant to Section 20(a); or

                           (iv) Without limiting the generality or effect of the
                  foregoing, any material breach of this Agreement by the Company or any successor thereto (including without limitation any failure of the Company or a successor to pay the Executive the compensation required by Section 5(a) or (b) of this Agreement).

                  (c) A termination by the Company pursuant to Section 8(a) or by the Executive pursuant to Section 8(b) shall not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits, which rights shall be governed by the terms thereof.

                  9. Severance Compensation.

                  (a) If the Company terminates the Executive's employment during the term of this Agreement other than pursuant to Section 8(a), or if the Executive terminates his employment pursuant to Section 8(b), the Company shall pay to the Executive the following amounts within thirty (30) business days after the Termination Date and continue to provide to the Executive the following benefits:

                           (i) A lump sum payment in an amount equal to three
                  (3) times the Base Pay;

                           (ii) For a period of two years following the
                  Termination Date (the "Continuation Period"), the Company shall arrange to provide the Executive with Employee Benefits that are welfare benefits (but not stock option, stock purchase, stock appreciation or similar compensatory benefits) substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 8(b)(ii)), except that the level of any such Employee Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all recipients of or participants in such Employee Benefits. If and to the extent that


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                  any benefit described in the immediately preceding sentence is not or cannot be paid or provided under any policy, plan program or arrangement of the Company or any Subsidiary, as the case may be, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, of such Employee Benefits. Without otherwise limiting the purposes or effect of Section 10, Employee Benefits otherwise receivable by the Executive pursuant to the first sentence of this Section 9(a)(ii) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Continuation Period following the Executive's Termination Date, and any such benefits actually received by the Executive shall be reported by the Executive to the Company.

                  (b) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company shall pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite "prime rate" as quoted from time to time during the relevant period in the Northeast Edition of The Wall Street Journal. Such interest shall be payable as it accrues on demand. Any change in such prime rate shall be effective on and as of the date of such change.

                  (c) Notwithstanding any provision of this Agreement to the contrary, the parties' respective rights and obligations under this
         Section 6, Section 9 and Sections 10 through 25 shall survive any termination or expiration of this Agreement or the termination of the Executive's employment for any reason whatsoever.

                  10. Certain Additional Payments by the Company.

                  (a) Anything in this Agreement to the contrary notwithstanding, but subject to Section 10(h), in the event that
         Section 9 of this Agreement shall become operative and it shall be determined (as hereafter provided) that any payment or distribution by the Company or any of its affiliates to or for the benefit of the Executive paid or payable or distributed or distributable pursuant to the terms of this Agreement (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such


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         taxes), including any Excise Tax imposed upon the Gross-Up Payment, the
         Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) Subject to the provisions of Section 10(f), all determinations required to be made under this Section 10, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the "Accounting Firm") selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within fifteen business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 10(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within fifteen business days after receipt of such determination and calculations.

                  (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by
         Section 10(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.


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                  (d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within fifteen business days pay to the Company the amount of such reduction.

                  (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 10(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within fifteen business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

                  (f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                           (i) provide the Company with any written records or
                  documents in his possession relating to such claim reasonably requested by the Company;

                           (ii) take such action in connection with contesting
                  such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;


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                           (iii) cooperate with the Company in good faith in
                  order effectively to contest such claim; and

                           (iv) permit the Company to participate in any
                  proceedings relating to such claim;

                  provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this
                  Section 10(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 10(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 10(f) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 10(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 10.

                  (h) Notwithstanding any provision of this Agreement to the contrary, if (i) but for this sentence, the Company would be obligated to make a Gross-Up Payment to the Executive, (ii) the aggregate "present value" of the "parachute payments" to be paid or provided to the Executive under this Agreement or otherwise does not exceed 1.15 multiplied by three times the Executive's "base amount" and (iii) but for this sentence, an amount equal to the excess of (A) the net after-tax proceeds (taking into account both income taxes and any Excise Tax) received by the Executive in respect of the parachute payments (and taking into account payment of the Gross-Up Payment), over (B) the maximum net after-tax benefit to the Executive of parachute payments the present value of which is not equal to or greater than three times the Executive's base amount, is not greater than $50,000, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to the Executive, as so reduced, constitutes an "excess parachute payment." For purposes of this Section 10(h), the terms "excess parachute payment," "present value," "parachute payment," and "base amount" shall have the meanings assigned to them by Section 280G of the Code. The determination of whether any reduction in such payments or benefits to be provided under this Agreement is required pursuant to the preceding sentence shall be made at the expense of the Company, if requested by the Executive or the Company, by the Accounting Firm. The fact that the Executive's right to payments or benefits may be reduced by reason of the limitations contained in this
         Section 10(h) shall not of itself limit or otherwise affect any other rights of the Executive other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement or otherwise is required to be reduced pursuant to this
         Section 10(h), the Executive shall be entitled to designate the payments and/or benefits to be so reduced in order to give effect to this Section 10(h). The Company shall provide the Executive with all information reasonably requested by the Executive to permit the Executive to make such designation. In the event that the Executive fails to make such designation within ten (10) business days of the Termination Date, the Company may effect such reduction in any manner it deems appropriate.

                  11. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise, except as expressly provided in the last sentence of Section 9(a)(ii).

                  12. Legal Fees and Expenses. The Company shall pay all of the reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and preparation of this Agreement and the Agreement dated as of the date hereof by and between the Executive and the Company. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation, the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company shall pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

                  13. Competitive Activity. During a period ending one (1) year following the Executive's Termination Date, if the Executive shall have received or shall be receiving benefits under Section 9 and, if applicable, Section 10, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity.

                  14. Employment Rights. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary after the term of this Agreement.

                  15. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any law or government regulation or ruling.

                  16. Other Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in performing services hereunder, including, without limitation, all reasonable travel and living expenses incurred while away from home on business or at the request of the Company in accordance with the applicable Company policy.

                  17. Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization. The Executive represents that the performance of his obligations under this Agreement will not violate any agreement between him and any other person, firm or organization that would be violated by the performance of his obligations under this Agreement.

                  18. Termination of Severance Agreement. The parties hereto agree that, as of the effective date of the Merger, the Severance Agreement shall be terminated and of no further force or effect.

                  19. Treatment of Equity. The parties acknowledge that pursuant to the Amerin Corporation Equity Award Agreements dated as of May 20, 1996, January 17, 1997, May 1, 1997, November 14, 1997, as amended, and the Amerin Corporation Stock Option Agreement dated as of May 20, 1998, the Executive's options to purchase common stock of Amerin and the Executive's restricted stock of Amerin are fully vested as a result of the Merger.

                  20. Successors and Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including, without limitation, any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees. This Agreement shall have no force or effect in the event the Merger is not consummated by June 30, 1999.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

                  21. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five (5) business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three (3) business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

                  22. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without giving effect to the principles of conflict of laws of such State.

                  23. Validity. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

                  24. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

                  25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.


                                    CMAC INVESTMENT CORPORATION


                                    By:  /s/ Frank P. Filipps
                                        -------------------------------------

                                         /s/ Roy J. Kasmar
                                        -------------------------------------
                                                 Roy J. Kasmar